EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
(703) 873-2300 (fax)
tdrennan@lcc.com

LCC INTERNATIONAL REPORTS STRONG REVENUE
AND OPERATING RESULTS

Company confirms guidance for full year 2001

MCLEAN, VIRGINIA, November 5, 2001 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported strong financial results for the third quarter and nine months ended September 30, 2001.

Revenue for the third quarter increased 16 percent sequentially to $34.3 million from the second quarter of 2001 bolstered by business from existing customers. Third quarter revenue was down 16 percent in the same period a year ago.

Net income for the third quarter was $14.0 million compared to $1.9 million in the prior year. Of the $14.0 million in net income, $13.4 million is the after tax result of the sale of several of the Company’s assets, primarily investments in NextWave Telecom. Basic and fully diluted earnings per share in the third quarter were $0.68 (on 20.6 and 20.7 million shares respectively).

Excluding results from the Company’s one time sale of several of its investments, net income for the quarter was $0.6 million compared to $1.9 million reported in the third quarter of last year. Basic and fully diluted earnings per share excluding the asset sales were $0.03 (on 20.6 and 20.7 million shares respectively).

C. Thomas Faulders III, chairman and chief executive officer said, “Despite the economic and technical challenges our industry continues to face, LCC performed well in the third quarter. All regions showed revenue growth as well as increased contract profitability. We were particularly encouraged with the significant, albeit still small, growth in the Asia Pacific region, which we view as one of our higher opportunity growth areas.”

Revenues for the nine months ended September 30, 2001 were $106.5 million, an increase of $1.1 million from the $105.4 million posted for the same period in 2000.

Year to date net income was $17.8 million compared to $18.4 million for the same period in 2000. Earnings per share for the nine months ended September 30, 2001, were $0.87 per basic share (on 20.5 million shares) and $0.85 per fully diluted share (on 20.9 million shares) compared to $0.90 per basic (on 20.3 million shares) and $0.82 per fully diluted share (22.4 million shares) for the same period in the prior year.

Commenting on the Company’s expectation for the fiscal year Faulders said, “We continue to feel confident in the guidance given earlier in the year of revenue between $125 and $130 million and earnings per share of between $0.09 and $0.11. Given the larger than expected revenue contribution from XM Satellite Radio in the third quarter and the nearing of the completion of this project, we expect to see fourth quarter revenue decline over third. Although we do not like to see sequential declines in revenue, we are encouraged that our non-XM business continues to grow.”

About LCC International, Inc.
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, the Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, and related information, all of which are based on current factual information and certain assumptions which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those factors highlighted in LCC International, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all.

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2000	2001	2000	2001

REVENUES:
Service	$40,912	$34,347	$104,359	$106,534
Tower ownership and management	25	—	1,008	—

	40,937	34,347	105,367	106,534

COST OF REVENUES:
Service	29,886	26,099	76,326	83,500
Tower ownership and management	10	—	333	—

	29,896	26,099	76,659	83,500

GROSS PROFIT	11,041	8,248	28,708	23,034

OPERATING (INCOME) EXPENSE:
Sales and marketing	1,934	1,758	6,081	5,376
General and administrative	5,292	5,170	14,146	11,806
Gain on sale of tower portfolio and administration, net	(889)	—	(26,195)	(2,323)
Depreciation and amortization	621	752	2,213	2,217

	6,958	7,680	(3,755)	17,076

OPERATING INCOME	4,083	568	32,463	5,958

OTHER INCOME (EXPENSE):
Interest income	623	418	1,441	1,504
Interest expense	(6)	(5)	(261)	(5)
Other	(287)	22,377	(850)	22,189

	330	22,790	330	23,688

INCOME FROM OPERATIONS BEFORE INCOME TAXES	4,413	23,358	32,793	29,646
PROVISION FOR INCOME TAXES	2,509	9,343	14,429	11,858

NET INCOME	$1,904	$14,015	$18,364	$17,788

NET INCOME PER SHARE:
Basic	$0.09	$0.68	$0.90	$0.87

Diluted	$0.09	$0.68	$0.82	$0.85

WEIGHTED AVERAGE SHARES USED IN CALCULATION
OF NET INCOME PER SHARE:
Basic	20,417	20,552	20,320	20,491

Diluted	22,368	20,654	22,363	20,873

LCC International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2000	2001

		(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$22,271	$15,739
Short-term investments	20,064	47,306
Receivables, net of allowance for doubtful accounts of $1,829 and $3,221 at
December 31, 2000 and September 30, 2001, respectively:
Trade accounts receivable	31,306	27,166
Due from related parties and affiliates	746	580
Unbilled receivables	17,050	16,605
Deferred income taxes, net	1,850	3,865
Prepaid expenses and other current assets	1,858	1,027

Total current assets	95,145	112,288
Property and equipment, net	5,638	5,630
Investments	3,650	5,163
Deferred income taxes, net	5,066	3,672
Other assets	546	879

	$110,045	$127,632

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,926	$4,675
Accrued expenses	10,465	6,239
Accrued employee compensation and benefits	12,420	12,405
Deferred revenue	332	13
Income taxes payable	5,725	14,043
Other current liabilities	817	1,516

Total current liabilities	35,685	38,891
Other liabilities	5,944	2,204

Total liabilities	41,629	41,095

Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.01 par value:
70,000 shares authorized; 12,040 and 12,187 shares issued and outstanding at
December 31, 2000 and September 30, 2001, respectively	120	122
Class B common stock, $0.01 par value:
20,000 shares authorized; 8,450 and 8,440 shares issued and outstanding at
December 31, 2000 and September 30, 2001, respectively	85	84
Paid-in capital	91,407	92,243
Accumulated deficit	(18,381)	(593)
Notes receivable from shareholders	(2,325)	(2,325)

Subtotal	70,906	89,531
Accumulated other comprehensive loss — foreign currency translation adjustments	(2,490)	(2,994)

Total shareholders’ equity	68,416	86,537

	$110,045	$127,632

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2000	2001

Cash flows from operating activities:
Net income	$18,364	$17,788
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,213	2,217
Provision (recovery) for doubtful accounts	—	1,964
Deferred income taxes	13,789	(466)
Realized gain on sale of investments and assets	—	(22,395)
Gain on sale of tower portfolio	(26,195)	(2,323)
Changes in operating assets and liabilities
Trade, unbilled, and other receivables	(22,124)	2,756
Accounts payable and accrued expenses	(2,275)	(5,862)
Other current assets and liabilities	(2,528)	9,774
Other non-current assets and liabilities	(686)	(1,909)

Net cash provided by (used in) operating activities	(19,442)	1,544

Cash flows from investing activities:
Purchases of short term investments, net	(15,470)	(27,242)
Purchases of property and equipment	(3,425)	(2,523)
Proceeds from sale of property and equipment	209	29
Investments	(2,532)	(1,755)
Proceeds from sale of investments and assets	—	22,624
Proceeds from tower portfolio sale, net	72,176	—
Redemption of minority shareholders	(7,174)	—

Net cash provided by (used in) investing activities	43,784	(8,867)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	435	420
Proceeds from exercise of options	1,502	371
Proceeds from line of credit	9,700	—
Payments on line of credit	(14,235)	—
Repayment of loan from shareholder	800	—

Net cash provided by (used in) financing activities	(1,798)	791

Net increase (decrease) in cash and cash equivalents	22,544	(6,532)
Cash and cash equivalents at beginning of period	1,951	22,271

Cash and cash equivalents at end of period	$24,495	$15,739

Supplemental disclosures of cash flow information:
Cash paid during the quarter for:
Interest	$148	$—
Income taxes	1,980	3,943

Results of Operations

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.

	Percentage of Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2000	2001	2000	2001

Revenues:
Services	99.9%	100.0%	99.0%	100.0%
Tower ownership and management	0.1	0.0	1.0	0.0

Total revenues	100.0	100.0	100.0	100.0

Cost of revenues:
Services	73.0	76.0	72.4	78.4
Tower ownership and management	0.0	0.0	0.3	0.0

Total cost of revenues	73.0	76.0	72.7	78.4

Gross profit:
Services	26.9	24.0	26.6	21.6
Tower ownership and management	0.1	0.0	0.7	0.0

Total gross profit	27.0	24.0	27.3	21.6

Operating expenses:
Sales and marketing	4.7	5.1	5.8	5.0
General and administrative	12.9	15.0	13.4	11.1
Tower portfolio sale and operations, net	(2.2)	0.0	(24.9)	(2.2)
Depreciation and amortization	1.5	2.2	2.1	2.1

Total operating expenses	16.9	22.3	(3.6)	16.0

Operating income	10.1	1.7	30.9	5.6

Other income (expense):
Interest income	1.5	1.2	1.4	1.4
Interest expense	(0.0)	0.0	(0.2)	0.0
Other	(0.7)	65.1	(0.8)	20.8

Total other income (expense)	0.8	66.3	0.4	22.2

Income from operations before
income taxes	10.9	68.0	31.3	27.8

Provision for income taxes	6.1	27.2	13.7	11.1

Net income	4.8%	40.8%	17.6%	16.7%

Three Months Ended September 30, 2000
Compared to
Three Months Ended September 30, 2001

     Revenues. Revenues for the three months ended September 30, 2001 were $34.3 million compared to $40.9 million for the prior year, a decrease of $6.6 million or 16.1%. This decrease is largely related to a decline in deployment revenue in the United States of $3.1 million and $2.2 million in the Middle East.

     Cost of Revenues. Cost of revenues for the three months ended September 30, 2001 was $26.1 million compared to $29.9 million for the prior year, a decrease of $3.8 million. As a percentage of total revenues, cost of revenues was 76.0% and 73.0% for 2001 and 2000, respectively. Cost of revenues was higher as a percentage of revenue in 2001 because of increased competitive pressures in the telecommunications marketplace driven by a slowdown in customer spending.

     Gross Profit. Gross profit for the three months ended September 30, 2001 was $8.3 million compared to $11.0 million for the prior year, a decrease of $2.8 million or 25.3%. As a percentage of total revenues, gross profit was 24.0% and 27.0% for 2001 and 2000, respectively. Reductions in customer spending resulting in increased competition are softening gross profit in 2001 compared to the same period of the prior year.

     Sales and Marketing. Sales and marketing expenses were $1.8 million for the three months ended September 30, 2001 compared to $1.9 million for the prior year, a decrease of $0.1 million. As a percentage of total revenues, sales and marketing was 5.1% and 4.7% for 2001 and 2000, respectively. The decline in revenue increased the sales and marketing expense as a relative percentage.

     General and Administrative. General and administrative expenses were $5.2 million for the three months ended September 30, 2001 compared to $5.3 million for the prior year. As a percentage of revenues, general and administrative expenditures were 15.0% and 12.9% for 2001 and 2000, respectively. The increased expense as a percentage of revenues reflect the relative reduction in revenues in 2001 compared to 2000.

     Depreciation and Amortization. Depreciation and amortization expense was $0.8 million for the three months ended September 30, 2001 compared to $0.6 million for the prior year.

     Interest Income. Interest income was $0.4 million for the three months ended September 30, 2001 compared to $0.6 million for the prior year. The interest income decline was largely driven by lower yields available for short-term investments.

     Other Income (Expense). Other income was $22.4 million for the three months ended September 30, 2001 compared to ($0.3) million for the prior year. In the current quarter, the company sold all of its Nextwave Class B common stock and its current debt claims against Nextwave resulting in a gain of $21.4 million. The Company also sold its investment in Tecnosistemi, resulting in a gain of $1.0 million in the quarter ended September 30, 2001. Other expense for the same quarter ended September 2000, was largely attributed to foreign currency losses.

     Provision for Income Taxes. The provision for income taxes was recorded for the three months ended September 30, 2001 using an effective income tax rate of 40.0% compared to 56.9% for the comparable period in 2000. The higher tax rate for the three months ended September 30, 2000 reflected an increase in the effective tax rate from 42% to 44% for the nine months ended September 30, 2000. The increased effective tax rate in 2000 reflected a change in estimated non-deductible expenses resulting from the portfolio sale.

     Net Income. Net income was $14.0 million for the three months ended September 30, 2001 compared to $1.9 million in the prior year. The difference in net income can be attributed to a gain from the sale of both the investment in Tecnosistemi and Nextwave assets, partially offset by reduced operating income in 2001.

Nine Months Ended September 30, 2000
Compared to
Nine Months Ended September 30, 2001

     Revenues. Revenues for the nine months ended September 30, 2001 were $106.5 million compared to $105.4 million for the prior year, an increase of $1.1 million or 1.0%. Increased revenue from the XM Satellite contract of $10.7 million was the primary driver of the increase, offset by decreases in international operations, primarily in the Middle East, attributable to a slowdown in a large network deployment contract.

     Cost of Revenues. Cost of revenues for the nine months ended September 30, 2001 was $83.5 million compared to $76.7 million for the prior year, an increase of $6.8 million. As a percentage of total revenues, cost of revenues was 78.4% and 72.7% for 2001 and 2000, respectively. Cost increased relative to revenue on a large fixed price contract in the Middle East by $3.1 million. Other increased costs include, an additional provision for expatriate employee reimbursed taxes of $1.3 million, increased health insurance costs of $1.0 million, and costs associated with lower utilization of professional staff of $0.6 million.

     Gross Profit. Gross profit for the nine months ended September 30, 2001 was $23.0 million compared to $28.7 million for the prior year, a decrease of $5.7 million or 19.9%. As a percentage of total revenues, gross profit was 21.6% and 27.3% for 2001 and 2000, respectively. The decline in gross profit margin in 2001 is attributable to additional items of cost, discussed in Cost of Revenues, and contract margin declines caused by increased competition driven by a slowdown in customer spending.

     Sales and Marketing. Sales and marketing expenses were $5.4 million for the nine months ended September 30, 2001 compared to $6.1 million for the prior year, a decrease of $0.7 million. As a percentage of total revenues, sales and marketing was 5.0% and 5.8% for 2001 and 2000, respectively. The decrease is attributed both to the timing of certain sales and marketing expenses as well as reductions from cost saving measures.

     General and Administrative. General and administrative expenses were $11.8 million for the nine months ended September 30, 2001 compared to $14.1 million for the prior year. General and administrative expenditures in 2001 include a net benefit of $7.4 million relative to the recovery of a receivable balance written-off in prior years from two bankrupt clients, offset by bad debt reserves for the current year of $2.0 million, employee severance and related costs of $0.6 million, increased health care costs of $0.3 million and other administrative costs associated with international growth and expansion.

     Gain on Sale of Tower Portfolio and Administration, net. During February 2000, the Company entered into an agreement for the sale of tower sites that it owned. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. In the current year, the Company recognized $2.3 million of this previously deferred revenue.

     Depreciation and Amortization. Depreciation and amortization expense was $2.2 million for the nine months ended September 30, 2001 compared to $2.2 million for the prior year.

     Interest Income. Interest income was $1.5 million for the nine months ended September 30, 2001 compared to $1.4 million for the prior year. Interest income in 2001 was higher than the prior year, since more working capital was available for investment. This was offset by a decline in yields available for short-term investments in 2001.

     Other Income (Expense). Other income was $22.2 million for the nine months ended September 30, 2001 compared to an expense of $0.9 million for the prior year. The other income in the current year is largely attributable to the sale of all of the Company’s Nextwave Class B common stock and its current debt claims against Nextwave resulting in a gain of $21.4 million. The Company also sold its investment in Tecnosistemi, resulting in a gain of $1.0 million in 2001. Other expense in the prior year was primarily due to losses using the equity method of accounting.

     Provision for Income Taxes. The provision for income taxes was recorded for the nine months ended September 30, 2001 using an effective income tax rate of 40.0% compared to 44.0% for the comparable period in 2000. The higher tax rate in 2000 reflects permanent differences relative to the tower portfolio sale.

     Net Income. Net income was $17.8 million for the nine months ended September 30, 2001 compared to $18.4 million in the prior year. Excluding the gain from the sale of the tower portfolio, Nextwave assets, and Tecnosistemi investment, the net income is $3.0 million in 2001 and $3.7 million in 2000.

Liquidity and Capital Resources

     Cash and cash equivalents combined with short-term investments at September 30, 2001 provide total liquid assets of $63.0 million. Working capital was $73.4 million at September 30, 2001, an increase of $13.9 million from December 31, 2000. The Company believes it has sufficient working capital for the next year to meet existing operational needs.

Other Financial Information

     Backlog was $45.8 million as of September 30, 2001. In addition to backlog the Company derives significant revenue from Master Service Agreements and similar arrangements. Work derived under such arrangements does not provide a long-term contractual commitment and therefore is excluded from backlog calculations. Revenue derived from major accounts under such agreements for the three months ended September 30, 2001 was 19.1% of total revenue. The Company’s contracts typically have provisions that permit customers to terminate their contracts under various circumstances, including nonperformance or customer convenience.

     Employee headcount at September 30, 2001 was 787, a decrease of 14.3% relative to December 31, 2000.